CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust I of our reports dated April 26, 2018, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust I listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended February 28, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2019

Appendix A

JPMorgan California Municipal Money Market Fund

JPMorgan New York Municipal Money Market Fund